Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PST
JANUARY 28, 2011

CHEVRON REPORTS FOURTH QUARTER NET INCOME OF $5.3 BILLION,
UP FROM $3.1 BILLION IN FOURTH QUARTER 2009
•	Upstream earnings of $4.85 billion increase $686 million on higher prices for crude oil and higher production

•	Downstream earnings of $742 million increase $1.42 billion on improved margins
     SAN RAMON, Calif., January 28, 2011 — Chevron Corporation (NYSE: CVX) today reported earnings of $5.3 billion ($2.64 per share — diluted) for the fourth quarter 2010, compared with $3.1 billion ($1.53 per share — diluted) in the 2009 fourth quarter. Results in the 2010 period included gains of nearly $400 million from downstream asset sales. Foreign currency effects decreased earnings in the 2010 quarter by $99 million, compared with a decrease of $67 million a year earlier.
     Full-year 2010 earnings were $19.0 billion ($9.48 per share — diluted), up from $10.5 billion ($5.24 per share — diluted) in 2009.
     Sales and other operating revenues in the fourth quarter 2010 were $52 billion, up from $48 billion in the year-ago period mainly due to higher prices for crude oil and refined products.
Earnings Summary

	Fourth Quarter		Year
Millions of dollars	2010	2009	2010	2009

Earnings by Business Segment
Upstream	$4,847	$4,161	$17,677	$10,932
Downstream	742	(673)	2,478	473
All Other	(294)	(418)	(1,131)	(922)

Total (1)(2)(3)	$5,295	$3,070	$19,024	$10,483

(1) Includes foreign currency effects	$(99)	$(67)	$(423)	$(744)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
(3) Prior period information conformed to 2010 presentation of Business Segments.
     “Financially and operationally, 2010 was an outstanding year,” said Chairman and CEO John Watson. “Earnings and cash flow increased significantly in 2010 as a result of higher prices for crude oil, higher net oil-equivalent production and improved refined product sales margins. Our financial strength enabled us to invest in our attractive development projects and acquire several new resource opportunities. At the same time, we increased the annual dividend on our common shares for the 23rd

- MORE -

consecutive year and resumed our common stock repurchase program. From an operating perspective, safety results were world-class, net oil-equivalent production for the year came in above target, and refinery reliability was strong.”
     Watson continued, “During the fourth quarter, we announced the acquisition of Atlas Energy, Inc., which will provide Chevron with an attractive natural gas position, primarily located in southwestern Pennsylvania’s Marcellus Shale. We look forward to the results from the Atlas stockholders’ meeting on February 16 and are very pleased with the talented people and assets that this acquisition will bring.”
     Recent upstream achievements include:
•	United States — Sanctioned development of the Big Foot project in the deepwater Gulf of Mexico. Big Foot will be the company’s sixth operated facility in the deepwater Gulf. Chevron has a 60 percent working interest in the project.

•	Australia — Signed an additional binding Sales and Purchase Agreement with an Asian customer for Gorgon liquefied natural gas.

•	Indonesia — Awarded front-end engineering and design contracts for the deepwater Gendalo-Gehem natural gas development in the Makassar Strait, offshore East Kalimantan.

•	Kazakhstan/Russia — Reached agreement with the other shareholders and governing bodies of the Caspian Pipeline Consortium for expansion of the Caspian pipeline. The 935-mile pipeline carries crude oil from Western Kazakhstan to a dedicated terminal on the Black Sea in Russia.

•	Republic of the Congo — Confirmed discoveries at the Bilondo Marine 2 and 3 wells within the Moho-Bilondo license. Chevron has a 31.5 percent interest in the permit area.
     Watson commented that the company added approximately 240 million barrels of net oil-equivalent reserves in 2010. These additions, which are subject to final reviews, equate to 24 percent of net oil-equivalent production for the year. Included in the net additions is a 140 million barrel unfavorable effect of higher crude oil prices on certain production-sharing and variable-royalty contracts. Watson added, “We took several major deepwater projects to final investment decision in 2010, and we expect to recognize reserves for these projects in future years, consistent with Securities and Exchange Commission (SEC) rules.” The company will provide additional details relating to 2010 reserve additions in its Annual Report on Form 10-K scheduled for filing with the SEC on February 24.
     “In the downstream business, we successfully completed the first year of a multiyear plan to improve returns,” Watson added. Efforts continued on streamlining the asset portfolio with completion of the sale of marketing businesses in three countries in southeast Africa. The company also announced an agreement to sell its fuel marketing and aviation businesses in 15 countries in the Caribbean and Central America, with closing of the transactions expected by the third quarter 2011, following receipt of required local regulatory and government approvals.

- MORE -

     Also in the fourth quarter, the company commissioned a new continuous catalytic reformer at its Pascagoula, Mississippi refinery and announced plans to construct a 53,000-barrel-per-day heavy oil fluid catalytic cracker at the 50 percent-owned GS Caltex Yeosu Refinery in South Korea. The company’s 50 percent-owned Chevron Phillips Chemical Company LLC started up polyethylene and normal alpha olefins plants at its 49 percent-owned Q-Chem II Project in Mesaieed, Qatar and announced plans to construct a 1-hexene plant capable of producing in excess of 440 million pounds per year at its Cedar Bayou Facility in Baytown, Texas.
     The company purchased $750 million of its common stock in the fourth quarter 2010 under the stock repurchase program announced earlier in the year. At the end of the year, balances of cash, cash equivalents, time deposits and marketable securities totaled $17.1 billion, up over $8 billion from the end of 2009. Total debt at December 31, 2010 stood at $11.5 billion, up $1.0 billion from a year earlier.
UPSTREAM
     Worldwide net oil-equivalent production was 2.79 million barrels per day in the fourth quarter 2010, up from 2.78 million barrels per day in the 2009 fourth quarter. Production increases in Brazil, China, Kazakhstan and Thailand were partially offset by normal field declines and the effect of higher prices on cost-recovery volumes and other contractual provisions.
     U.S. Upstream

	Fourth Quarter		Year
Millions of Dollars	2010	2009	2010	2009

Earnings	$930	$1,066	$4,122	$2,262

     U.S. upstream earnings of $930 million in the fourth quarter of 2010 were down $136 million from a year earlier. Higher crude oil realizations were more than offset by decreased net oil-equivalent production, higher operating expenses and higher tax items.
     The company’s average sales price per barrel of crude oil and natural gas liquids was approximately $76 in the 2010 quarter, compared with $67 a year ago. The average sales price of natural gas was $3.65 per thousand cubic feet, down from $4.23 in last year’s fourth quarter.
     Net oil-equivalent production of 698,000 barrels per day in the fourth quarter 2010 was down 53,000 barrels per day, or about 7 percent, from a year earlier. The decrease in production was associated with normal field declines and downtime for maintenance and repairs. The net liquids component of oil-equivalent production and net natural gas production both decreased approximately 7 percent in the 2010 fourth quarter to 481,000 barrels per day and 1.31 billion cubic feet per day, respectively.

- MORE -

     International Upstream

	Fourth Quarter		Year
Millions of Dollars	2010	2009	2010	2009

Earnings*	$3,917	$3,095	$13,555	$8,670

*Includes foreign currency effects	$(53)	$(56)	$(293)	$(578)
     International upstream earnings of $3.92 billion increased $822 million from the fourth quarter 2009. Higher prices and sales volumes for crude oil and natural gas and favorable tax items increased earnings between periods. This benefit was partly offset by higher depreciation, operating and exploration expenses, and lower gains from asset sales. Foreign currency effects decreased earnings by $53 million in the 2010 quarter, compared with a decrease of $56 million a year earlier.
     The average sales price for crude oil and natural gas liquids in the 2010 quarter was $79 per barrel, compared with $68 a year earlier. The average price of natural gas was $4.81 per thousand cubic feet, up from $4.15 in last year’s fourth quarter.
     Net oil-equivalent production of 2.09 million barrels per day in the fourth quarter 2010 was up 3 percent, or 61,000 barrels per day, from a year ago. The increase included 76,000 barrels per day of higher production in Brazil, China, Kazakhstan, and Thailand. Partially offsetting this increase were the impacts of normal field declines and the effects of higher prices on cost-recovery volumes and other contractual provisions. The net liquids component of oil-equivalent production increased about 3 percent from a year ago to 1.47 million barrels per day and net natural gas production was up about 2 percent to 3.73 billion cubic feet per day.
DOWNSTREAM
     U.S. Downstream

	Fourth Quarter		Year
Millions of Dollars	2010	2009	2010	2009

Earnings	$475	$(333)	$1,339	$(121)

     U.S. downstream operations earned $475 million in the fourth quarter 2010, compared with a loss of $333 million a year earlier. The increase included a nearly $400 million gain on sale of a 23.4 percent ownership interest in the Colonial Pipeline Company. Earnings also benefited from improved margins on refined products and higher earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC.
     Refinery crude-input of 876,000 barrels per day in the fourth quarter 2010 increased 20,000 barrels per day from the year-ago period.
     Refined product sales of 1.30 million barrels per day were down 58,000 barrels per day from the fourth quarter of 2009, mainly due to lower gasoline and jet fuel sales. Branded gasoline sales decreased 11 percent to 530,000 barrels per day, primarily due to previously announced exits from selected eastern U.S. retail markets.

- MORE -

     International Downstream

	Fourth Quarter		Year
Millions of Dollars	2010	2009	2010	2009

Earnings*	$267	$(340)	$1,139	$594

*Includes foreign currency effects	$(52)	$(16)	$(135)	$(191)
     International downstream operations earned $267 million in the fourth quarter 2010, compared with a loss of $340 million a year earlier. The increase was mainly due to improved refined product margins. Foreign currency effects decreased earnings by $52 million in the 2010 quarter, compared with a reduction of $16 million a year earlier.
     Refinery crude-input of 1.04 million barrels per day increased by 65,000 barrels per day from the fourth quarter of 2009. Total refined product sales of about 1.79 million barrels per day in the 2010 fourth quarter were largely unchanged from a year earlier.
ALL OTHER

	Fourth Quarter		Year
Millions of Dollars	2010	2009	2010	2009

Net Charges*	$(294)	$(418)	$(1,131)	$(922)

*Includes foreign currency effects	$6	$5	$5	$25
     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.
     Net charges in the fourth quarter 2010 were $294 million, compared with $418 million in the year-ago period. The change between periods was mainly due to lower corporate tax items. Foreign currency effects reduced net charges by $6 million in the 2010 quarter, compared with a $5 million reduction in net charges last year.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in 2010 were $21.8 billion, compared with $22.2 billion in 2009. The amounts included approximately $1.4 billion in 2010 and $1.6 billion in 2009 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream projects represented 87 percent of the companywide total in 2010.

- MORE -

# # #
NOTICE
     Chevron’s discussion of fourth quarter 2010 earnings with security analysts will take place on Friday, January 28, 2011, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
     Chevron will post selected first quarter 2011 interim performance data for the company and industry on its Web site on Monday, April 11, 2011, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 through 32 of the company’s 2009 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

Attachment 1
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Year Ended
(unaudited)	Ended December 31		December 31
	2010	2009	2010	2009
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$51,852	$47,588	$198,198	$167,402
Income from equity affiliates	1,510	898	5,637	3,316
Other income	665	190	1,093	918

Total Revenues and Other Income	54,027	48,676	204,928	171,636

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	30,109	28,606	116,467	99,653
Operating, selling, general and administrative expenses	6,751	6,229	23,955	22,384
Exploration expenses	335	281	1,147	1,342
Depreciation, depletion and amortization	3,439	3,156	13,063	12,110
Taxes other than on income *	4,623	4,583	18,191	17,591
Interest and debt expense	4	—	50	28

Total Costs and Other Deductions	45,261	42,855	172,873	153,108

Income Before Income Tax Expense	8,766	5,821	32,055	18,528
Income tax expense	3,446	2,719	12,919	7,965

Net Income	5,320	3,102	19,136	10,563
Less: Net income attributable to noncontrolling interests	25	32	112	80

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$5,295	$3,070	$19,024	$10,483

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.65	$1.54	$9.53	$5.26
- Diluted	$2.64	$1.53	$9.48	$5.24
Dividends	$0.72	$0.68	$2.84	$2.66

Weighted Average Number of Shares Outstanding (000’s)
- Basic	1,998,005	1,993,877	1,996,786	1,992,274
- Diluted	2,009,104	2,003,895	2,006,541	2,000,925
* Includes excise, value-added and similar taxes.	$2,136	$2,086	$8,591	$8,109

Attachment 2
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
(unaudited)

	Three Months		Year Ended
EARNINGS BY MAJOR OPERATING AREA	Ended December 31		December 31
	2010	2009	2010	2009
Upstream
United States	$930	$1,066	$4,122	$2,262
International	3,917	3,095	13,555	8,670

Total Upstream	4,847	4,161	17,677	10,932

Downstream
United States	475	(333)	1,339	(121)
International	267	(340)	1,139	594

Total Downstream	742	(673)	2,478	473

All Other (1)	(294)	(418)	(1,131)	(922)

Total (2)	$5,295	$3,070	$19,024	$10,483

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2010	Dec. 31, 2009
Cash and Cash Equivalents	$14,060	$8,716
Time Deposits (3)	$2,855	$—
Marketable Securities	$155	$106
Total Assets	$184,769	$164,621
Total Debt	$11,476	$10,514
Total Chevron Corporation Stockholders’ Equity	$105,081	$91,914

	Three Months		Year Ended
	Ended December 31		December 31
	2010	2009	2010	2009
CAPITAL AND EXPLORATORY EXPENDITURES (4)
United States
Upstream	$1,182	$798	$3,450	$3,294
Downstream	540	609	1,456	2,087
Other	104	146	286	402

Total United States	1,826	1,553	5,192	5,783
International
Upstream	3,966	4,026	15,454	15,002
Downstream	420	645	1,096	1,449
Other	6	2	13	3

Total International	4,392	4,673	16,563	16,454

Worldwide	$6,218	$6,226	$21,755	$22,237

(1)   Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)

(3) Bank time deposits with maturities greater than 90 days, effective beginning first quarter 2010

(4) Includes interest in affiliates:

United States	$67	$80	$258	$225
International	379	582	1,130	1,360

Total	$446	$662	$1,388	$1,585

Attachment 3
CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Year Ended
	Ended December 31		December 31
	2010	2009	2010	2009
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	481	518	489	484
International	1,465	1,393	1,434	1,362

Worldwide	1,946	1,911	1,923	1,846

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,307	1,402	1,314	1,399
International	3,733	3,652	3,726	3,590

Worldwide	5,040	5,054	5,040	4,989

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)(5)
United States	698	751	708	717
International	2,088	2,027	2,055	1,987

Worldwide	2,786	2,778	2,763	2,704

SALES OF NATURAL GAS (MMCF/D):
United States	5,862	5,686	5,932	5,901
International	4,511	3,997	4,493	4,062

Worldwide	10,373	9,683	10,425	9,963

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	156	169	161	161
International	109	115	105	111

Worldwide	265	284	266	272

SALES OF REFINED PRODUCTS (MB/D):
United States	1,296	1,354	1,349	1,403
International (6)	1,795	1,802	1,764	1,851

Worldwide	3,091	3,156	3,113	3,254

REFINERY INPUT (MB/D):
United States	876	856	890	899
International	1,040	975	1,004	979

Worldwide	1,916	1,831	1,894	1,878

(1) Includes interest in affiliates.

(2) Includes: Canada — Synthetic Oil	30	—	24	—

Venezuela Affiliate — Synthetic Oil	27	—	28	—

(3) Includes natural gas consumed in operations (MMCF/D):

United States	58	62	62	58
International	480	451	475	463

(4) Oil-equivalent production is the sum of net liquids production and net gas production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes Canada Oil Sands:	—	25	—	26

(6) Includes share of affiliate sales (MB/D):	596	552	562	516